EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact: Julie Parenzan Interphase Corporation 214-654-5000 pr@iphase.com	Investor Contact: Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces 2008 Fourth Quarter and Full Year Financial Results
PLANO, Texas — February 5, 2009 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its fourth quarter and full year ended December 31, 2008.
Revenues for the fourth quarter of 2008 were $5.2 million compared to $9.0 million in the fourth quarter of 2007. Revenues in the quarter were primarily impacted by broadband telecom revenues, which decreased approximately 38% to $4.8 million in the fourth quarter of 2008 compared to $7.7 million for the fourth quarter of 2007. Enterprise product line revenues decreased to $132,000 the fourth quarter of 2008 compared to $971,000 for the same period in 2007. Gross margin percentage for the fourth quarter of 2008 was 50% compared to 53% for the fourth quarter of 2007. The company reported a net loss of $1.3 million or ($0.20) per share for the fourth quarter of 2008, compared to a net loss of $430,000, or $(0.07) per share for the fourth quarter of 2007.
“The slowdown in all of the major economies throughout the world has stagnated deployments of telecommunications equipment and services and this has led to a similar slowdown in our business activity in supplying the large Tier 1 Telecom Equipment Manufacturers,” said Gregory B. Kalush, CEO and President of Interphase. “Even though 2008 has been a very difficult year to navigate and the industry as a whole has been struggling, we have done a very good job of managing our resources in these uncertain times. We reduced our spending early in the year, to conserve cash as the market picture grew dimmer, and reallocated resources toward high value opportunities throughout the year. As we look to 2009, we have a number of new revenue generating design wins which we believe will bolster our revenues in the relatively near term and should offset the declines that we have experienced recently from the ailing telecommunications industry.”
For the full year 2008, revenues were $26.2 million, compared to $30.8 million for the full year 2007. Gross margin percentage decreased to 53% for the year ended December 31, 2008, compared to 57% for the year ended December 31, 2007. Net loss for 2008 was $3.0 million or $(0.48) per share compared to a net loss of $1.2 million or $(0.19) per share for 2007. Included in operating expenses for 2008 is a $403,000 restructuring charge. The charge relates to the plan announced in March of 2008 and was undertaken to reduce future annual operating expenses by an amount anticipated to be more than $1.5 million annually. The company’s balance sheet continues to be solid with a working capital position of $25.3 million, including cash and marketable securities of $18.9 million on December 31, 2008.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson Network Power, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia-Siemens Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
###
Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2008	2007	2008	2007
Revenues	$5,222	$9,006	$26,231	$30,780
Gross margin	2,607	4,787	14,031	17,591
Research and development	1,851	2,896	9,198	10,216
Sales and marketing	1,248	1,406	5,237	5,614
General and administrative	1,124	1,425	4,100	4,692
Restructuring charge	—	—	403	—

Total operating expenses	4,223	5,727	18,938	20,522
Loss from operations	(1,616)	(940)	(4,907)	(2,931)
Loss before income tax	(1,567)	(739)	(4,289)	(1,803)
Net loss	(1,282)	(430)	(3,026)	(1,194)
Net loss per diluted share	$(0.20)	$(0.07)	$(0.48)	$(0.19)
Weighted average common and dilutive shares	6,338	6,307	6,320	6,161
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2008	Dec. 31, 2007
Cash and marketable securities	$18,946	$20,569
Accounts receivable, net	4,758	7,550
Inventories	2,329	2,886
Net property, plant and equipment	875	1,084
Total assets	31,248	36,180
Total liabilities	6,962	8,918
Total shareholders’ equity	$24,286	$27,262